                                                                 EXHIBIT (a)(5)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                         THE ELDER-BEERMAN STORES CORP.
                                       AT
                              $8.00 NET PER SHARE
                                       BY

                            ELDER ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                            THE BON-TON STORES, INC.

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated September 23, 2003 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Elder Acquisition Corp. (the "Purchaser"), an Ohio corporation and an indirect wholly owned subsidiary of The Bon-Ton Stores, Inc. (the "Parent"), a Pennsylvania corporation, to purchase for cash all outstanding shares of common stock, no par value (the "Common Stock"), and the associated preferred stock purchase rights (the "Rights," and together with the Common Stock, the "Shares"), of The Elder-Beerman Stores Corp., an Ohio corporation (the "Company"). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

     Your attention is directed to the following:

     1. The tender price is $8.00 per Share, net to you in cash upon the terms and subject to the conditions of the Offer.

     2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Tuesday, October 21, 2003, unless extended (as extended, the "Expiration Date").

     3. The independent directors of the Company (with one director absent) unanimously (1) determined that the Merger Agreement, the Offer and the proposed merger are advisable, fair to and in the best interests of the Company and its shareholders, (2) approved the Merger Agreement, the Offer, and the proposed merger, and (3) recommended that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer.

     4. The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn before the Expiration Date a number of Shares that, together with the Shares then owned by the Parent and its subsidiaries (including the Purchaser), represents at least two-thirds of the total number of Shares outstanding on a fully diluted basis, and (b) the Parent having received proceeds of the financings contemplated by its existing commitment letters or such other financings that are sufficient, together with cash on hand, to consummate the Offer and the proposed merger and to refinance all debt of the Company and the Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the proposed merger or the financing thereof and to pay all related fees and expenses. The Offer is also subject to the other conditions described in the Offer to Purchase.

     5. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company (the "Depositary") of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

                        INSTRUCTION FORM WITH RESPECT TO
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                         THE ELDER-BEERMAN STORES CORP.
                           BY ELDER ACQUISITION CORP.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 23, 2003, and the related Letter of Transmittal, in connection with the offer by Elder Acquisition Corp. to purchase all outstanding shares of common stock, no par value, and the associated preferred stock purchase rights (together, the "Shares"), of The Elder-Beerman Stores Corp.

     This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:                             SIGN HERE

--------------------------------------------------- Shares*
                                                             -----------------------------------------------------------
                                                                                    SIGNATURE(S)

Dated ---------------------------------------------, 2003
                                                             -----------------------------------------------------------
                                                                                       NAME(S)

                                                             -----------------------------------------------------------
                                                                                     ADDRESS(ES)

                                                             -----------------------------------------------------------
                                                                                                              (ZIP CODE)

* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned's account are to be tendered.